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LANGER, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004

	Historical		Pro Forma
	Langer, Inc.	Silipos, Inc.(5)	Adjustments		Combined
		(as restated)(6)
Net sales	$18,596,823	$14,481,494	$—		$33,078,317
Cost of sales	11,957,703	5,689,140	—		17,646,843

Gross profit	6,639,120	8,792,354	—		15,431,474
Selling expense	2,384,172	5,847,563	—		8,231,735
General and administrative expenses	3,777,039	1,830,054	129,384	(1)	5,736,477
Put option expense	—	2,355,000	—		2,355,000

(Loss) income from operations	477,909	(1,240,263)	(129,384)		(891,738)

Other income (expense):
Interest expense, net	(467,145)	(332,298)	(904,704	)(2)	(1,704,147)
Gain on foreign currency transactions	—	26,868	—		26,868
Other	4,507	(1,322)	—		3,185

Other expense, net	(462,638)	(306,752)	(904,704)		(1,674,094)

(Loss) income before income taxes	15,271	(1,547,015)	(1,034,088)		(2,565,832)
Provision for income taxes	113,000	310,791	(310,791	)(3)	113,000

Net loss	$(97,729)	$(1,857,806)	$(723,297)		$(2,678,832)

Net loss per common share:
Basic(4)	$(.02)				$(.61)

Diluted(4)	$(.02)				$(.61)

Weighted average number of common shares used in computation of net loss per share:
Basic	4,380,707				4,380,707

Diluted	4,380,707				4,380,707

Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Nine Months Ended September 30, 2004

(1)
Reflects an increase to amortization expense of $129,384 due to a net increase from purchase accounting in the fair value of identifiable intangible assets with definite useful lives. Such adjustment is based upon a preliminary valuation of the assets acquired and liabilities assumed and is subject to change upon completion of the valuation process.

(2)
Reflects interest expense of $721,875 related to the acquisition debt used to fund our acquisition of Silipos as well as the interest expense of $182,829 associated with warrants issued in connection with the 7% Senior Subordinated Notes. The acquisition debt was issued by Langer on September 30, 2004 as follows:

(i)
$5,500,000 principal amount of 7% Senior Subordinated Notes due September 30, 2007 to ten accredited investors.

(ii)
the $7.5 Million Note due to SSL.

(iii)
the $3.0 Million Note due to SSL.

The $5,500,000 principal amount of 7% Senior Subordinated Notes due September 30, 2007 were issued to fund the cash portion of the purchase price for Silipos. As part of such issuance, we also issued warrants to purchase 110,000 shares of our common stock at an exercise price of $0.02 per share, subject to adjustments under certain circumstances, which are exercisable commencing the earlier of (i) six months after the refinancing or repayment of such notes, or (ii) September 30, 2005. The warrants expire September 30, 2009. The fair value of the warrants was determined to be $735,900 using the Black Scholes pricing model. Such amount will be amortized over the term of our 7% Senior Subordinated Notes due September 30, 2007 and recorded as additional interest expense. Additionally, to the extent that we are required to make an additional payment under the $7.5 Million Note due March 31, 2006 pursuant to the terms of the notes as described below, such an additional payment would be recorded as an additional interest expense.

The $7.5 Million Note is secured by the pledge of the stock of Silipos and, if not prepaid in full on or before March 31, 2005, we are obligated to make an additional payment of $500,000 or the principal amount will be increased by $1 million, both of which would be recorded as additional interest expense. Both the $7.5 Million Note and the $3.0 Million Note provide for semi-annual payments of interest at the rate of 5.5% per annum with the first payments due February 1, 2005. Additionally, the interest rate on the $7.5 Million Note increases from 5.5% to 7.5% on April 1, 2005 and if not repaid on or before March 31, 2006, the interest rate will increase to 12% per annum, escalating 3% per annum for each additional 90 days thereafter until the maximum rate permitted by law.

The $3.0 Million Note provides for a default rate of 11% per annum escalating by 3% per annum every 90 days thereafter up to the maximum rate permitted by law. A financial default under the $7.5 Million Note constitutes a default under the $3.0 Million Note. The $3.0 Million Note will be reduced by half of any additional payments actually made pursuant to the $7.5 Million Note if (i) the $3.0 Million Note is repaid in full on or before March 31, 2006, (ii) the $7.5 Million Note has been previously or simultaneously repaid, and (iii) the maturity date of the $7.5 Million Note has been extended to March 31, 2006.

(3)
Reflects the tax effect of the pro forma adjustments.

(4)
Basic net loss per common share is computed as follows: Net loss divided by basic weighted average common shares outstanding. Diluted net loss per common share is computed as follows: Net loss divided by diluted weighted average common shares outstanding.

(5)
The amounts reported for the nine months ended September 30, 2004 for Silipos exclude the loss on impairment of goodwill which was recorded during such nine month period. Such loss on impairment of goodwill was reflected on the Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2003.

(6)
The following table presents the originally reported amounts that are affected by the restatement compared to the amounts as restated.

	For the Nine Months Ended September 30, 2004
	As Restated	As Originally Reported
Put option expense	$2,355,000	$—
Operating (loss) income	(1,240,263)	1,114,737
Net (loss) income available to shareholder	(1,857,806)	497,194

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LANGER, INC. AND SUBSIDIARIES UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2004